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                                                                     Exhibit 4.8

              SUBSCRIPTION AGREEMENT AND INVESTMENT REPRESENTATION
                             OF INNOPET BRANDS CORP.


                  THIS SUBSCRIPTION AGREEMENT AND INVESTMENT
REPRESENTATION (the "Agreement") is made and entered into as of this 18th day of December 1997, by and between INNOPET BRANDS CORP., a Delaware corporation ("Seller"), with offices at One East Broward Boulevard, Suite 1100, Ft. Lauderdale, Florida 33301 and EXPLORER PARTNERS LLC, a Delaware Limited Liability Company ("Buyer"), with offices at 444 N. Michigan Avenue, Suite 2910, Chicago, Illinois 60611, providing for the purchase and sale of 10,000 shares (the "Shares") of 8% Series B Cumulative Convertible Preferred Stock of Seller, par value $100 per share (the "Series B Preferred Stock"), convertible into shares of the common stock, par value $.01 per share (the "Common Stock"), of Seller. Seller and Buyer (collectively, the "Parties") hereby represent and agree as follows:

                  1. AGREEMENT TO SUBSCRIBE; PURCHASE PRICE.

                           (i) Buyer hereby subscribes for a total of 10,000
                  Shares of Series B Preferred Stock (the Shares") in exchange for $1 million (the "Purchase Price"). Each Share of Series B Preferred Stock shall be convertible into shares of Common Stock in accordance with the terms set forth in the Certificate of Designation attached as Exhibit A to this Agreement. The Shares shall be freely convertible from the date of issuance for a period of three (3) years thereafter. On the third (3rd) anniversary of issuance, the Shares shall automatically convert into that number of shares of Common Stock which is equal to eighty percent (80%) of the average closing bid price for a share of Common Stock as reported by the Nasdaq Small-Cap System for the five (5) trading days preceding such date; provided, however, that in no event shall the Conversion Price exceed $6.00 per share of Common Stock.

                           (ii) The Series B Preferred Stock shall pay a
                  quarterly dividend equal to eight percent (8%) per annum, subject to adjustment as set forth in the Certificate of Designation. The dividend shall be payable, at Seller's sole option, either in cash or by the issuance of additional shares of Common Stock. The number of shares to be issued as a dividend shall be determined based on the average closing bid price for a share of Common Stock as reported by the Nasdaq SmallCap System for the five (5) trading days preceding the record date for the declaration of the dividend.

                           (iii) Buyer shall pay the aforesaid principal amount
                  as the purchase price for the Shares subscribed for by it by wire transfer of immediately available, federal funds in United States dollars against counter-delivery of the Shares by Seller. The closings of the purchase and sale of the Shares (the "Closing") shall take place as follows (subject to acceleration upon written consent of both parties):



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                                    (a)      A Closing of $500,000 in exchange
                                             for 5,000 Shares (the "First
                                             Tranche") shall occur on or before
                                             December 18, 1997 (the "First
                                             Tranche Closing Date"); and

                                    (b)      A Closing of $500,000 in exchange
                                             for 5,000 Shares (the "Second
                                             Tranche") shall occur on or before
                                             December 31, 1997.


                           (iv) Buyer and Seller may accelerate the dates of
                  Closing and modify the terms of each Closing upon the mutual written consent of both parties.

                           (v) Buyer and Seller agree that Buyer has an option
                  to purchase up to 30,000 additional Shares in exchange for $3 million, if the Seller consents to such purchase. Seller agrees that if it wishes to sell any or all of such 30,000 additional Shares, it will grant Buyer a 5 day right of first refusal to purchase such Shares.

                  2. BUYER'S REPRESENTATIONS AND COVENANTS.

                           Buyer represents, warrants and covenants to Seller as
                  follows:

                           (i) This Agreement has been duly authorized, validly
                  executed and delivered on behalf of Buyer and is a valid and binding agreement of Buyer enforceable in accordance with its terms, subject to general principles of equity and of bankruptcy or other laws affecting the enforcement of creditors' rights;

                           (ii) Buyer is purchasing the Shares (sometimes
                  referred to herein as the "Securities") for its own account for investment purposes only and not with a view towards distribution. Buyer understands and agrees that it must bear the economic risks of its investment for an indefinite period of time. Buyer has received and carefully reviewed copies of the Public Documents (as defined in Section 3). Buyer understands that the offer and sale of the Securities are being made only by means of this Agreement. No representations or warranties have been made to Buyer by Seller, the officers or directors of Seller, or any agent, employee or affiliate of any of them, except as specifically set forth herein or as set forth in documents referenced herein. Buyer is aware that the purchase of the Securities involves a high degree of risk and that it may sustain, and has the financial ability to sustain, the loss of its entire investment. Buyer has had the opportunity to ask questions of, and receive answers satisfactory to it from Seller or its representatives, regarding Seller. Buyer understands that no federal or state


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                  governmental authority has made any finding or determination relating to the fairness of an investment in the Securities and that no federal or state governmental authority has recommended or endorsed, or will recommend or endorse, the investment herein. Buyer, in making the decision to purchase the Securities subscribed for, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties. Buyer has significant assets and upon consummation of the purchase of the Securities will continue to have significant assets exclusive of the Securities. Buyer has not been organized for the sole purpose of acquiring the Securities;

                           (iii) Buyer is an "accredited investor" within the
                  meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act");

                           (iv) Buyer understands that the Securities are being
                  offered and sold to it in reliance on specific provisions of federal and state securities laws and that Seller is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of Buyer set forth herein in order to determine the applicability of such provisions;

                           (v) For as long as Buyer or any affiliate thereof is
                  a holder of securities of Seller, neither Buyer nor any affiliate shall offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock (any of the foregoing, a "Short-Sale") that Buyer or any affiliate does not own as of such date; provided, however, that no such restriction shall apply to any Shares issued upon the conversion of any Series B Preferred Stock;

                           (vi) Neither Buyer nor any affiliate has committed a
                  Short-Sale of any security of Seller during the 30 days prior to the date hereof;

                           (vii) Buyer is capable of evaluating the risks and
                  merits of this investment by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters;

                           (viii) Buyer shall execute the Registration Rights
                  Agreement in the form attached hereto as Exhibit C;

                           (ix) Buyer has not employed any investment banker,
                  broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement; and

                           (x) Buyer understands that neither the Shares nor the
                  shares of Common Stock issuable upon conversion have been registered under the Securities Act and therefore it cannot dispose of any or all of the Shares or Common Stock unless and


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                  until such Shares or Common Stock, as the case may be, are subsequently registered under the Securities Act or exemptions from such registration are available. Buyer acknowledges that a legend substantially as follows will be placed on the certificates representing the Shares and/or Common Stock:

                           THE SECURITIES REPRESENTED HEREBY ARE RESTRICTED SECURITIES WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE ISSUER OF THESE SECURITIES WILL NOT TRANSFER SUCH SECURITIES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE ISSUER THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH OR THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

                  3. SELLER'S REPRESENTATIONS AND COVENANTS.

                           Seller represents, warrants and covenants to Buyer as
                  follows:

                           (i) Seller has been duly incorporated and is validly
                  existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to register or qualify is not reasonably anticipated to have a material adverse effect on the condition (financial or otherwise), business, properties, net worth or results of operations of Seller;

                           (ii) Seller has registered shares of its Common Stock
                  pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is in full compliance with all reporting requirements of the Exchange Act, and the Common Stock is quoted on the Nasdaq SmallCap System (trading symbol
                  INBC);

                           (iii) Seller has furnished Buyer with (a) copies of
                  Seller's Confidential Private Placement Memorandum dated November 1, 1997, which contained, among other items, its most recent Annual Report on Form 10-KSB (the "Form 10-KSB") filed with the Securities and Exchange Commission (the "Commission") and its Form 10-QSB for the quarterly period ended June 30,


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                  1997 (the "June Form 10-QSB"), and (b) a copy of its Form
                  10-QSB for the quarterly period ended September 30, 1997 (collectively with the Form 10-KSB and the June Form 10-QSB, the "Public Documents"). The Public Documents at the time of their filing did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

                           (iv) At the Closing, the Shares shall be duly
                  authorized and validly issued and when issued and delivered, each of them shall be enforceable in accordance with their terms (subject to general principles of equity and bankruptcy, fraudulent conveyance, preference and other laws affecting creditors' rights generally). The shares of Common Stock, when issued and delivered upon conversion of the Series B Preferred Stock, will be duly and validly authorized and issued, fully paid and nonassessable, free from all encumbrances and restrictions other than restrictions on transfer imposed by applicable securities laws and/or this Agreement, and will not subject the holders thereof to personal liability by reason of being such holders;

                           (v) Seller has granted Buyer registration rights
                  pursuant to the terms and conditions of the Registration Rights Agreement annexed hereto as Exhibit B which Seller agrees to execute at Closing.


                           (vi) Seller agrees to execute the Escrow Agreement
                  attached hereto as Exhibit C.

                           (vii) Seller hereby grants to Buyer a security
                  interest in its registered trademark InnoPet Veterinarian Formula filed with the U.S. Patent and Trademark Office, and agrees to execute and deliver such further documents and instruments and take such further actions as Buyer shall reasonably request for the purpose of obtaining or preserving such security interest, such security interest to be enforceable in the event that Seller: (a) shall be adjudicated insolvent or bankrupt; (b) shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors; (c) shall file a voluntary petition under any bankruptcy, insolvency or similar law; or
                  (d) shall become the subject of an involuntary proceeding or petition for its dissolution, reorganization, or the appointment of a receiver, trustee, custodian or liquidator and any such proceeding or petition shall not be dismissed within ninety (90) days after commencement or filing, as the case may be, or any order for relief shall be entered in any such proceeding.



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

                           (viii) This Agreement has been duly authorized,
                  validly executed and delivered on behalf of Seller and is a valid and binding agreement of Seller enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally, and Seller has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder;

                           (ix) The execution and delivery of this Agreement,
                  the issuance of the Shares and the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the consummation of the transactions contemplated by this Agreement by Seller, will not conflict with or result in a breach of or a default under any of the terms or provisions of, Seller's certificate of incorporation or By-laws, or of any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which Seller is a party or by which it or any of its properties or assets is bound, any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over Seller, or any of its properties or assets or will result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of Seller or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject;

                           (x) No authorization, approval, filing with or
                  consent of any governmental body is required for the issuance and sale of the Shares;

                           (xi) There is no action, suit or proceeding before or
                  by any court or governmental agency or body, domestic or foreign, now pending against or affecting Seller, or any of its properties, which would reasonably be anticipated to result in any material adverse change in the condition (financial or otherwise) or in the earnings, business affairs, business prospects, properties or assets of Seller;

                           (xii) Seller has not employed any investment banker,
                  broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except that Coleman and Company Securities, Inc. is entitled to receive a fee consisting of an amount in cash equal to five percent (5%) of the aggregate principal dollar value of the Shares at each Closing;

                           (xiii) Subsequent to the dates as of which
                  information is given in the Public Documents, except as contemplated herein, Seller has not incurred any material liabilities or material obligations, direct or contingent, or entered into any material transactions not in the ordinary


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                  course of business, and there has not been any change in its capitalization or any material adverse change in its condition (financially or other), net worth, results of operations or prospectus;

                           (xiv) Seller has conducted, is conducting and will
                  conduct its business so as to comply in all material respects with all applicable statutes and regulations, and Seller is not charged with and, to the knowledge of Seller, is not under investigation with respect to any violation of any statutes or regulations nor is it the subject of any pending or threatened adverse proceedings by any regulatory authority having jurisdiction over its business or operations except as disclosed in the Public Documents;

                           (xv) Except as set forth in the Public Documents,
                  Seller has good and marketable title to all properties and assets described therein as owned by it, free and clear of all liens, charges, encumbrances, or restrictions;

                           (xvi) Seller has filed all necessary federal and
                  state income and franchise tax returns and has paid all taxes shown as due thereon;

                           (xvii) Seller has no knowledge of any tax deficiency
                  that might be asserted against it that might materially and adversely affect its business or properties;

                           (xviii) Seller maintains insurance of the types and
                  in amounts generally deemed adequate for its business and consistent with insurance coverage maintained by similar companies and businesses, including, but not limited to, insurance covering all real and personal property owned or leased by Seller against theft, damage, destruction, acts of vandalism, products liability and all other risks customarily insured against, all of which insurance is in full force and effect;

                           (xix) No labor disturbance by the employees of Seller
                  exists or is imminent that could reasonably be expected to have a material adverse affect on the conduct of the business, operations, financial condition or income of Seller;

                           (xx) To the best of the knowledge of Seller's
                  management, neither Seller nor any employee or agent of Seller has made any payment of funds of Seller or received or retained any funds in violation of law;

                           (xxi) Subject in part to the truth and accuracy of
                  Buyer's representations set forth in this Agreement, and the representations and covenants of Seller made in this Agreement being true, the offer, sale and issuance of the Shares are exempt from registration requirements of the 1933 Act, and neither Seller nor any authorized agent acting on its behalf will take any action hereafter that will cause the loss of such exemption;

                           (xxii) Seller has sufficient title and ownership of
                  all trademarks, service marks, trade names, copyrights, patents, trade secrets and other proprietary rights necessary for its business as now conducted and as proposed to be conducted as described in the Public Documents without any conflict with or infringement of the rights of others. Except as set forth in the Public Documents, there are no material outstanding options, licenses or agreements of any kind relating to the foregoing, nor is Seller bound by or party to any material options, licenses or agreements of any kind with respect to the trademarks, service marks, trade names, copyrights, patents, trade secrets, licenses and other proprietary rights of any other person or entity. Seller is not aware that any of its executive officers is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would interfere with the use of his or her best efforts to promote the interest of Seller or that would conflict with Seller's business as proposed to be conducted; and

                           (xxiii) Except for agreements explicitly contemplated
                  hereby or set forth in the Public Documents, there are no other agreements between Seller and any of its officers, directors, affiliates or any affiliate thereof.

                  4. INDEMNIFICATION BY BUYER.

                           Buyer hereby agrees to indemnify and hold harmless
Seller and its officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, damages, liabilities and expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under the Securities Act, or under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact made by Buyer, (ii) any omission or alleged omission of a material fact with respect to Buyer or (iii) any breach of any representation, warranty or agreement made by Buyer in this Agreement.

                  5. DELIVERIES AT CLOSINGS.

                           (i) Buyer shall deliver to Seller, at each Closing,
                  payment of the appropriate Purchase Price and, in addition, at the Closing of the First Tranche, Buyer shall execute and deliver the Registration Rights Agreement and Escrow Agreement.



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

                           (ii) Seller shall deliver to Buyer at each Closing
                  the appropriate number of Shares in one (1) or more certificates for the Series B Preferred Stock in such name or names and denominations as may be designated by Buyer, accompanied by appropriate stock powers and, in addition, at the Closing of the First Tranche, Seller shall execute and deliver the Registration Rights Agreement and Escrow Agreement.

                           (iii) At the Closing of the First Tranche, Buyer
                  shall have received an opinion addressed to Buyer, from Camhy Karlinsky & Stein LLP, stating the following:

                                    (a) Seller has been duly incorporated and is
                           validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted;

                                    (b) The Shares shall be duly authorized and
                           validly issued and when issued and delivered, each of them shall be enforceable in accordance with their terms (subject to general principles of equity and bankruptcy, fraudulent conveyance, preference and other laws affecting creditors' rights generally). The shares of Common Stock, when issued and delivered upon conversion of the Series B Preferred Stock, will be duly and validly authorized and issued, fully paid and nonassessable, free from all encumbrances and restrictions other than restrictions on transfer imposed by applicable securities laws and/or this Agreement, and will not subject the holders thereof to personal liability by reason of being such holders;

                                    (c) The Agreement has been duly authorized,
                           validly executed and delivered on behalf of Seller and is a valid and binding agreement of Seller enforceable in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally, and Seller has full power and authority to execute and deliver the Agreement and the other agreements and documents contemplated hereby and to perform its obligations thereunder; and

                                    (d) The execution and delivery of the
                           Agreement, the issuance of the Shares and the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the consummation of the transactions contemplated by this Agreement by Seller, will not conflict with or result in a breach of or a default under any of the terms or provisions of, Seller's certificate of incorporation or By-laws.



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                  6. MISCELLANEOUS.

                           (i) This Agreement shall be governed by and
                  interpreted in accordance with the laws of the State of Delaware without giving effect to the rules governing the conflicts of laws.

                           (ii) This Agreement may be executed by facsimile
                  signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           (iii) Each of the parties agrees to pay its own
                  expenses incident to this Agreement and the performance of its obligations hereunder, including, but not limited to, the fees and expenses of each such party's legal counsel.

                           (iv) All notices and other communications provided
                  for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopier, initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 6.

                         if to Seller:

                         InnoPet Brands Corp.
                         One East Broward Boulevard, Suite 1100
                         Fort Lauderdale, Florida 33301
                         Attn:  CEO
                         Telephone:  954-453-2400
                         Telecopier: 954-453-2500

                         with a copy (which shall not constitute notice) to:

                         Camhy Karlinsky & Stein LLP
                         1740 Broadway, 16th Floor
                         New York, New York  10019
                         Attn:  Daniel I. DeWolf, Esq.
                         Telephone:  212-977-6600
                         Telecopier: 212-977-8389

                         if to Buyer:

                         Explorer Partners LLC
                         444 N. Michigan Avenue
                         Suite 2910
                         Chicago, Illinois  60611
                         Attn:  Mr. Robert L. Holz
                         Telephone:  312-321-1600
                         Telecopier: 312-321-1660


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

                         with a copy (which shall not constitute notice) to:

                         Goldstein, Goldstein & Reis, LLP
                         65 Broadway, 10th Floor
                         New York, New York  10006
                         Attn:  Sheldon E. Goldstein, Esq.
                         Telephone:  212-809-4220
                         Telecopier:  212-809-4228

                  All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, postage prepaid, if mailed; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if telecopied.

                           (v) This Agreement together with the Exhibits hereto
                  constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written proposals or agreements relating thereto. This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the parties.


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

                  IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.


                              INNOPET BRANDS CORP.


                              By:______________________________________
                              Name: Marc Duke
                              Title: Chief Executive Officer



                              EXPLORER PARTNERS LLC


                              By:______________________________________
                                 Name: Robert L. Holz
                                 Title:


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